Exhibit 10.2

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is dated as of January 15, 2025 by and among ZW Data Action Technologies Inc., a Nevada corporation (NASDAQ: CNET) (the “Company”), and Eternity Star Development Limited, a British Virgin Island business company (BVI Company Number:1145962 (the “Purchaser”).

WHEREAS, the Company intends to consummate a private placement transaction with the Purchaser, whereby the Company will issue 119,100 shares of common stock (the “Shares”) to the Purchaser;

WHEREAS, in connection with the transaction, the Company entered into a Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company and the Purchaser, and certain other agreements, documents, instruments and certificates necessary to carry out the purposes thereof (collectively, the “Transaction Documents”); and

WHEREAS, in order to induce the Company and the Purchaser to enter into the Purchase Agreement, the Purchaser has agreed not to sell any of the Shares, except in accordance with the terms and conditions set forth herein (the “Lock-Up Shares”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. Restriction on Transfer; Term. The Purchaser hereby agrees not to offer, sell, contract to sell, assign, transfer, hypothecate, gift, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise, directly or indirectly) (each, a “Transfer”), any of the Lock-Up Shares until the six-month anniversary of the date of this Agreement (the “Lock-Up Period”).

2. Ownership. During the Lock-Up Period, the Purchaser shall retain all rights of ownership in the Lock-Up Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

3. Company and Transfer Agent. The Company is hereby authorized and required to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized and required to decline to make any transfer of the Lock-Up Shares if such transfer would constitute a violation or breach of this Agreement.

4. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

ZW Data Action Technologies Inc.

Room 1811, Xinghuo Keji Plaza, No. 2 Fufeng Road,

Fengtai District, Beijing, PRC 100070

Attention: Mr. Handong Cheng

Tel. No.: +86-10-51600828

Fax No.: +86-10-51600328

with copies (which copies shall not constitute notice to the Company) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn.: Mitchell Nussbaum, Esq.

Tel. No.: (212) 407-4159

Fax No.: (212) 407-4990

If to the Purchaser:

Eternity Star Development Limited

3/F., No. 39, Lane 176, Section 5, Roosevelt Road, Wenshan, Taipei, Taiwan

Attention: Lin Han-Qi

Tel. No.: (886) 921510313

or to such other address as any party may specify by notice given to the other party in accordance with this Section 4.

5. Amendment. This Agreement may not be modified, changed, supplemented, amended or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

6. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

8. Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

9. Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by the Purchaser hereto without the prior written consent of the Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10. Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

ZW DATA ACTION TECHNOLOGIES INC.

By:	/s/ Handong Cheng
Name: Handong Cheng
Title: Chief Executive Officer

PURCHASER:
ETERNITY STAR DEVELOPMENT LIMITED
By:	/s/ Lin Han-Qi
Name: Lin Han-Qi
Title: Director